UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):   April 7, 2005

COUER D'ALENE MINES CORPORATION
(Exact name of registrant as specified in its charter)

Idaho	1-8641	84-0109423
(State or other jurisdiction	(Commission File Number)	(IRS Employer
of incorporation)		Identification No.)

400 Coeur d'Alene Mines Bldg., 505 Front Avenue, Coeur d'Alene, Idaho 83814
(Address of principal executive offices, including zip code)

(208) 667-3511
(Registrant's telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01  Entry into a Material Definitive Agreement.

        On April 7, 2005, CDE Australia Pty Ltd. (“Coeur Australia”), a wholly-owned subsidiary of Coeur d’Alene Mines Corporation, entered into a Silver Sale and Purchase Agreement (the “Agreement”) with Cobar Operations Pty Limited (“Cobar”), a wholly-owned subsidiary of CBH Resources Ltd, an Australian mining company. Cobar owns and operates the Endeavor Mine in Australia. Pursuant to the Agreement, Coeur Australia agreed to buy, and Cobar agreed to sell, the silver contained in ore to be mined at the Endeavor Mine for a total of approximately U.S. $38.5 million. The transaction is subject to Coeur Australia receiving a maximum of 17.7 million payable silver ounces contained in ore to be mined by Cobar at the Endeavor Mine.

        The Endeavor Mine is located 720 kilometers northwest of Sydney in New South Wales, Australia, and has been in production since 1983. Promptly after entering into the Agreement, Coeur Australia will pay Cobar U.S. $15.4 million of cash. In addition, Coeur Australia will pay Cobar U.S. $32.1 million of cash upon the determination by Coeur Australia that a recently installed paste backfill plant at the Endeavor Mine is operating successfully, which determination is expected to take place in the third quarter of 2005. In addition to these payments, Coeur Australia will pay Cobar an operating cost contribution of U.S. $1.00 for each ounce of payable silver plus a further increment when the silver price exceeds U.S. $5.23 per ounce. The further increment begins on the second anniversary of the Agreement and is 50% of the amount by which the silver price exceeds U.S. $5.23 per ounce. Coeur Australia also will pay Cobar U.S. $0.25 per ounce of proven and probable silver reserves as they are discovered. Based on the terms of the Agreement, Coeur Australia is effectively paying U.S. $3.26 per payable ounce of silver reserve, which equates to a total effective full cost of U.S. $4.26 per ounce of payable silver production.

SIGNATURES

        Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

COEUR D'ALENE MINES CORPORATION (Registrant)
Date: April 7, 2005	By:	/s/ James A. Sabala
James A. Sabala Executive Vice President and Chief Financial Officer

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